Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

FOR IMMEDIATE RELEASE

CONTACT:

Meara Murphy

978-671-8508

Lantheus Holdings Announces Retirement of Director Dr. Patrick O’Neill;

Appoints Two New Board Members

NORTH BILLERICA, Mass., March 8, 2016 – Lantheus Holdings, Inc. (“Lantheus” or the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, today announced that Dr. Patrick O’Neill has retired from his role on its Board of Directors. He was appointed as a Director in 2008. Additionally, the Company announced the appointments of Derace Schaffer, M.D., and Frederick Robertson, M.D., as independent members of its Board of Directors, effective immediately. The Company’s Board of Directors now consists of eight members, including five independent directors.

“On behalf of the Board of Directors, we thank Pat for his long and distinguished service to the Company,” said Mary Anne Heino, President and Chief Executive Officer. “Pat has been a member of the Board since 2008, and we are grateful for his guidance, insights and many contributions over the past eight years. With Pat’s retirement, we are appointing two new Directors to our Board.”

Ms. Heino continued, “We welcome Derace and Fred to the Board, both of whom bring a proven track record of building shareholder value. We believe that Lantheus will benefit from having two physicians serve on our Board, bringing the patient and provider perspective into the boardroom. As we continue to focus on moving our next generation and pipeline programs forward and pursuing business development opportunities to further strengthen and grow the Company, each will be an extremely valuable resource to the Company.”

Dr. Schaffer, who will serve as a member of the Compensation Committee of the Board, is the founder and Chief Executive Officer of The Lan Group, a venture capital firm specializing in healthcare and high technology investments. He has also been a Clinical Professor of Radiology at both the University of Rochester Medical College as well as the Weill Cornell Medical College, and he currently serves as a Director of PharmAthene, Inc. and as the Chairman of its Governance and Nominating Committee and a member of its Audit and Compensation Committees. Additionally, he serves as a member of the Board of Directors of private companies Innovolt, Inc., Medical Tracking Solutions, Inc. and Partners Imaging. Previously, Dr. Schaffer served as Vice Chairman and Chief Executive Officer of Healthcare Acquisition Corp. and as Chairman of several healthcare companies, including Radiologix, Inc., of which he was the founder. Prior to that, he served as Chief Executive Officer and Chairman of Ide Imaging Group, P.C. and held the role of Director on many healthcare Boards, including several health systems, and has been a founder of more than two dozen companies, both public and private, over the past 30 years.

Dr. Schaffer received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident, and is a member of the Alpha Omega Alpha Honor Medical Society.

Dr. Robertson, who will serve as a member of the Audit Committee, has been a Venture Partner at Baird Capital since 2011 and has also served as an Assistant Professor of Anesthesiology at the University of Wisconsin School of Medicine and Public Health since 2012. Previously, Dr. Robertson held the role of Chief Executive Officer and Director of TomoTherapy Inc. before that company was acquired in 2011. Prior to joining TomoTherapy, Dr. Robertson served in a variety of roles in the medical field, including President and Chief Executive Officer of GE Marquette Medical Systems and later as Chief Clinical Officer of GE Medical Systems as well as management positions with Marquette Medical Systems, including President and Chief Executive Officer. He serves on the Boards of the University of Wisconsin Foundation, the Morgridge Institute for Research, Alpha Source, Inc. and Zurex Pharma, Inc.

Dr. Robertson received his MBA from San Diego State University and earned his M.D. from University of Wisconsin Medical School.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc. (“LMI”), which is a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. Lantheus is headquartered in North Billerica, Massachusetts with offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

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